EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statements Nos. 333-03040, 333-67581, 333-67581-01, 333-67581-02, 333-67581-03, 333-67581-04,
333-72979, 333-67579, 333-109304, 333-109304-01,  333-109304-02,  333-109304-03,
and 333-109981 on Form S-3 and Registration Statements Nos. 333-03042, 333-03044, 333-27987, 333-95497, 333-103009, and 333-109941 on Form S-8 of
UnionBanCal Corporation of our report dated January 21, 2004 (February 19, 2004 as to Note 26) (which report expresses an unqualified opinion and includes an explanatory paragraph for previously recognized goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2003.


/S/ DELOITTE & TOUCHE LLP


San Francisco, California
March 12, 2004